Exhibit 99.2

JE Cleantech Holdings Limited 3 Woodlands Sector 1 Singapore 738361

March 28, 2022 CONSENT TO FILE LEGAL OPINION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Dear Sirs,

1.	Introduction

We are engaged as Singapore legal counsel to JE Cleantech Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and its subsidiaries established in Singapore in connection with the offering by the Company of its Ordinary shares, under the registration statement (“Registration Statement”) filed with the United States Securities and Exchange Commission on Form F-1 (SEC File No. 333-263457) under the Securities Act of 1933, as amended (the “Securities Act”) on the NASDAQ Capital Market.

2.	Consent

Notwithstanding the language included in our opinion we hereby consent to the use and filing of our legal opinion as an Exhibit to the Registration Statement and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion.

Yours faithfully

____________________________

RAJAH & TANN SINGAPORE LLP

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